UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: December 31, 2014
(Date of earliest event reported)

HotApp International, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	333-192647	47-4742558
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer I.D. No.)

80 Mountain Laurel Rd
Fairfield CT 06824
 (Address of Principal Executive Offices)

(203) 489-2704
 (Registrant's telephone number, including area code)

Not Applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01 Changes in Control of Registrant.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 31, 2014, Singapore eDevelopment Limited, a Singapore company (“SED”), acquired a total of 4,024,000 of our outstanding shares of common stock from certain shareholders, including 3,500,000 shares of common stock held by Global Bridge Partners Inc.

As previously disclosed, on October 15, 2014, the Company entered into a Sale & Purchase Agreement with SED, pursuant to which the Company acquired all of the issued and outstanding capital stock of Hotapps International Pte. Ltd., a Singapore company (“Subsidiary”) in exchange for the issuance of 1,000,000 shares of common stock and 13,800,000 shares of newly created class of preferred stock. For more specific information regarding these matters, please refer to our Form 8-K filed with the Securities and Exchange Commission on October 21, 2014.

Also, as previously disclosed, effective December 28, 2014, the Company completed a Promissory Note with SED, pursuant to which the Subsidiary received $5,250,533.93 in Singapore Dollars (or approximately $4,200,000USD). For more specific information regarding these matters, please refer to our Form 8-K filed with the Securities and Exchange Commission on January 2, 2015.

On December 31, 2014, Mary Ellen Schloth resigned in all capacities as an officer and as a director of the Company.   Mrs. Schloth did not resign as a result of any disagreement with the Company in its operations, policies or practices. On that same date, the Board of Directors appointed Mr. Chan Heng Fai as the President and Chief Executive Officer of the Company and Mr. Conn Flanagan as legal counsel and secretary of the Company.  Messrs. Fai and Flannigan currently are directors of the Company.  In addition, Mr. Fai is the Chief Executive Officer,Executive Director and approximately 30% equity owner of SED.

The Company has further determined it to be in the best interest of the Company to appoint Mr. Robert Trapp to the Board of Directors and as Chief Financial Officer.   Mr. Trapp has 30 years of cross-border business experience with both public and privately owned companies in Asia, USA and Canada from a diversity of industries – hospitality, finance, property, investment, mining, software and consumer goods.   Mr. Trapp has served as Senior Vice President with Inter-American Management LLC, a property management company, since 2013. From 1998 to the present, Mr. Trapp served as a director of eBankerUSA.com, a subsidiary of Heng Fai Enterprises Limited, a Hong Kong Stock Exchange company. Mr. Trapp has experience within operations and financial management, administration, marketing and regulatory compliance.   He holds a Bachelor of Commerce Degree from the University of Calgary and a Bachelor of Applied Arts in Hospitality & Tourism Management from Ryerson Polytechnical Institute of Toronto, Ontario.

With respect to the new officers and new director, except as stated herein and in the referenced Form 8-Ks, (i) there have been no transactions since the beginning of our last fiscal year, or any currently proposed transaction, in which we were or are to be a participant, exceeding $120,000 and in which our new officers or new director have or will have a direct or indirect material interest, and (ii) there is no material plan, contract or arrangement (whether or not written) to which the new officers or new director are a party or in which each party participates that is entered into or a material amendment in connection with the triggering event or any grant or award to any such covered person or modification thereto, under any such plan, contract or arrangement in connection with any such event.

After giving effect to the above described transactions and events, the following table lists, as of the date of this report, the number of shares of common stock of our Company that are beneficially owned by (i) each person or entity known to our Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each officer and director of our Company; and (iii) all officers and directors as a group. As of the date of this report, we had 5,132,0000  shares of common stock issued and outstanding.

	Name and	Amount and
	Address of	Nature of
	Beneficial	Beneficial	Percent
Title of Class	Owner	Owner (1)	of Class

Greater Than 5% Holders

Common	Singapore eDevelopment Limited	5,024,000	97.9%
	9 Temasek Boulevard #09-02A, Singapore 038989

Officer and Directors

Common	Chan Heng Fai(1)	5,024,000	97.9%

Common	Robert Trapp	0	0%

Common	Conn Flannigan	0	0%

Common	Officers and Directors as a group (3 persons)	5,024,000	97.9%

(1) Mr. Chan is the Chief Executive Officer and Director of Singapore eDevelopment Limited and is deemed the beneficial owner of such shares.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HotApp International, Inc.

Date: January 7, 2015	By:	/s/ Chan Heng Fai
Name: Chan Heng Fai
Title: President & Chief Executive Officer